EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of January 1st, 2004 between Systems Evolution Inc., a Texas corporation, with headquarters located at 10707 Corporate Drive, Suite 156, Stafford, Texas 77477 (the "Corporation"), and Richard N. Hartmann ("Officer"), currently residing at 13417 Overland Pass, Austin, Texas 78738.


                                 R E C I T A L S

         A. Officer desires to become employed by the Corporation as Vice President of Operations and Chief Operations Officer pursuant to the terms and conditions set forth in this Agreement.

         B. The Corporation desires to employ Officer in such capacity pursuant to the terms and conditions set forth in this Agreement.

                  THE PARTIES AGREE AS FOLLOWS:

         1. Duties. During the term of this Agreement, Officer agrees to be employed by and to serve the Corporation as Vice President of Operations and Chief Operations Officer, and the corporation agrees to employ and retain Officer in such capacity. Officer shall devote his best efforts and all of his business time, energy, and skill to the affairs of the Corporation; provided, however, that Officer may undertake such specific additional charitable and business activities, if any, as the Board of Directors of the corporation may reasonably approve (including, without limitation, activities for affiliates of the Corporation). In the performance of his duties hereunder, Officer shall at all times be subject to the directions of the Board of Directors of the Corporation.


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         2. Term of Employment.

                  2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                           (a) "Gross Revenues" shall mean all revenues of the
                  Corporation, other than investment income, calculated in accordance with generally accepted accounting principles.

                           (b) "Net Income" shall mean the net income of the
                  Corporation, calculated in accordance with generally accepted accounting principles, after payment of taxes by the Corporation.

                           (c) "Termination for Cause" shall mean termination by
                  the Corporation of Officer's employment for reason of (i) Officer's willful and persistent inattention to his duties and/or acts amounting to gross negligence or willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Corporation, (ii) Officer's willful breach of any term or provision of this Agreement; or (iii) the commission by Officer of any act or any failure by Officer to act involving serious criminal conduct or moral turpitude, whether or not directly relating to the business and affairs of the Corporation.

                           (d) "Termination other than for Cause" shall mean
                  termination by the Corporation of Officer's employment other than a Termination for Cause.

                           (e) "Voluntary Termination" shall mean termination by
                  Officer of Officer's employment by the Corporation and shall exclude termination by reason of Officer's death or disability as described in Sections 2.5 and 2.6.

                  2.2 Basic Term. The term of employment of Officer by the Corporation shall terminate, unless extended by mutual written agreement of Officer and the Corporation, or unless earlier terminated in accordance with this Agreement three (3) years from the date hereof.


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                  2.3 Termination for Cause. Termination for Cause may be
         effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to Officer. Upon Termination for Cause, Officer shall be immediately paid all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination, but Officer shall not be paid any other compensation of any kind, including without limitation, severance compensation.

                  2.4 Termination Other than for Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination other than for Cause at any time upon giving notice to Officer and tendering therewith all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan) reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay, through the date of termination. In addition, in the event of a Termination other than for cause, the corporation shall pay Officer severance compensation as provided in
         Section 4. Officer shall be entitled to no other compensation of any kind.

                  2.5 Termination by Reason of Disability. In the event that Officer should, in the reasonable judgment of the Board of Directors of the Corporation, fail to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity shall continue for a period of more than three months, the Corporation shall have the right to terminate Officer's employment hereunder by written notification to Officer and payment to Officer of all accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation pay. In addition, in the event of a termination for the disability of Officer, the corporation shall pay to Officer severance compensation as provided in Section 4 until the earlier to occur of (i) one year, or
         (ii) the expiration of Officer's employment as provided in section 2.2 of this Agreement. Officer shall be entitled to no other compensation of any kind.


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                  2.6 Death. In the event of Officer's death during the term of this Agreement, Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurred, and the Corporation shall pay to his estate accrued base salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation day, through the date of termination. In addition, in the event of termination for reason of the death of Officer, the Corporation shall pay to Officer's spouse, if she survives him, or, if Officer is not married on the date of his death, then to his estate, severance compensation as provided in section 4 until the earliest of (i) the expiration of one year from the date of Officer's death, or (ii) if Officer is married and the date of his death, the date of death of such spouse, or (iii) the expiration of Officer's employment as provided in Section 2.2 of this Agreement. Officer's estate or spouse shall be entitled to no other compensation of any kind.

                  2.7 Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall immediately pay all accrued salary, bonuses, any vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), reimbursements for certain expenses and taxes as provided in this Agreement and vacation day, through the date of termination, but no other compensation of any kind, including without limitation severance pay.


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         3. Salary and Benefits.

                  3.1 Base Salary. As payment for the services to be rendered by Officer as provided in Section 1, and subject to the terms and conditions of Section 2, the Corporation agrees to pay Officer a base salary of not less than $ 150,000, payable on the 15th day (or the business day immediately preceding such date) and the first day (or the business day immediately preceding such date) of each month or in such other periodic installments as the Board of Directors of the Corporation may establish from time to time for senior management, until the first anniversary of the effective date of this Agreement. The base salary payable to Officer for each remaining year of the term of this Agreement following the first anniversary of the effective date of this Agreement shall be established on an annual basis by the Board of Directors of the Corporation.

                           (a) For at least the first calendar quarter of 2004,
                  the Officer's W2 paid salary shall be $50,000. Each month, upon review of the company's run rate (defined as the company's average monthly billings for the last quarter), the Officer's W2 salary shall be adjusted upwards at least $10,000 for each million dollars of run rate past $4,000,000 in run rate until such time as the Officer's true salary is reached.

                  3.2 Options. In addition to the base salary payable pursuant to Section 3.1, the Officer shall be a member of the Employee Stock Option Plan as adopted by the Corporation. The Officer shall be granted as of the effective date of this agreement, five hundred thousand (500,000) options per annum of this agreement for a total for one million five hundred thousand (1,500,000) options. 125,000 options shall vest each calendar quarter. Their exercise price shall be $0.60 per share, which at December 1st, 2003 was three hundred percent (300%) of their fair market price. These options shall expire if not exercised 10 years from the date that the last shares are vested.


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                  3.3 Signing Bonus. For consideration of this contract, the
         Officer shall be granted one (1) million shares of the Corporation's common stock, to be issued on December 1st, 2003 or the execution of this agreement. It is anticipated that the issuance of the Signing Bonus Stock, Stock Options and Warrants will not create any tax impact to the Officer because they are deemed to be equivalent to Founder Stock and having no or unrealized current value taking into account all factors, including but not limited to:

                           (a) The "true" public stock price for the
                  Corporation;

                           (b) The trading volume for the Corporation's stock;

                           (c) Trading restrictions (both restrictions imposed
                  by the issuer and by the public float);

                           (d) The historical financial performance and
                  historical treading of the Corporation's stock;

                           (e) The high degree of risk associated with the
                  investment in the Corporation;

                  3.4 Tax Implications. As state in Section 3.3, it is the Corporation's anticipation that the issuance of specified stock, Options and Warrants shall not be taxable, but it is the Officer's sole duty to understand and verify the tax implications for the Officer of said issuances.

                  3.5 Bonuses. In addition to the base salary payable pursuant to Section 3.1, a bonus plan shall be established by March 31st, 2004 and payable to Officer during each remaining fiscal years of the term of this Agreement and shall be annually established by the Board of Directors of the Corporation.


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                  3.6 Employee Benefit Plans. Officer shall be eligible to
         participate in such of the corporation's benefit plans as may be established by the Board of Directors of the Corporation and made generally available of the Corporation (including without limitation any plans and programs of affiliates of the corporation in which the Corporation has elected to participate), including any retirement, profit sharing, deferred compensation, stock option, medical, dental, and health insurance plans.

                  3.7 Lease of Automobile and Expenses. As this Officer's duties include extensive travel by automobile, the Corporation shall provide an automobile expense payment monthly of $ 600.00, which shall serve as the Officer's sole expense reimbursement for automobile travel. It will be the Officer's requirement to document for his tax purposes the usage of his automobile.

                  3.8 Vacations; Taxes; Business Expenses. Officer will be entitled to vacation periods each year similar to those taken by the corporation's other key Officers up to 184 hours. Officer will also be entitled to reimbursement for his reasonable business expenses incurred in connection with the performance of his duties hereunder commencing on the effective date hereof, including expenditures for entertainment, gifts and travel, provided that (a) each such expenditure is of a nature qualifying it as a prior deduction on the federal and state income tax returns of the corporation and (b) Officer furnishes to the corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate tax authorities for the substantiation of each such expenditure as an income tax deduction.

                  3.9 Indemnification. The Corporation will indemnify and hold harmless the Officer in connection with the defense of any action, suit or proceeding to which he is a party or threat thereof, by reason of his being or having been an Officer or director of the Corporation to the fullest extent that may be permitted by applicable law.


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         4.       Severance Compensation.

                  4.1 Termination other than for Cause. In the event Officers employment is terminated in a termination other than for Cause, Officer shall be paid concurrently with the notice of termination as severance pay an amount equal to his then base salary until the earlier to occur of (i) the expiration of the term of this Agreement as set forth in
         Section 2.2, or (ii) one year.

                  4.2 Other Termination. In the event of a Voluntary Termination or Termination for cause, Officer or his estate shill not be paid any severance pay.

         5.       Non-competition.

                  5.1 During the Term of Employment. During the term of his employment under this Agreement, Officer shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Corporation is engaged at the time. Notwithstanding the foregoing, Officer shall be free, without the Corporation's consent, to purchase or hold as an investment or otherwise, up to one percent of the outstanding stock or other securities of any corporation which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or, one percent of the stock or other securities of any privately held corporation that might be in competition with the corporation.

                  5.2 After Termination. In the event of a Voluntary Termination or Termination for Cause, Officer covenants that he shall not for one year following such termination directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner engage, in competition with the corporation, in the same type of business as the corporation is engaged at the time of the termination, it being understood that the competitive nature of any other ownership, employment, consultation or other activity shall be determined in good faith by the Board of Directors of the Corporation. Notwithstanding the foregoing, the purchase or holding by Officer as an investment or otherwise of up to one percent of the outstanding stock or other securities of any such competitive corporation or business which has its securities publicly traded on any recognized securities exchange or in the over-the-counter market or five percent of the stock of any privately held corporation shall not constitute a breach of the covenant contained in this Section 5.2.


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         6. Confidentiality. Officer agrees that all confidential and proprietary information (including without limitation any and all information, books, records, and documents relating to the corporation's operations, customer lists, financial data, any and all reports to the Corporation by Officer during the course of his employment by the Corporation, and any and all information regarding personnel, customers, pricing, terms of sale, research and development, or otherwise relating to the business of the corporation) relating to the business or operations of the corporation or if its affiliates, shall be kept and treated as confidential both during and after the term of this Agreement, provided that Officer shall not incur any liability for disclosure of information which (a) was permitted in writing by the Corporation's Board of Directors, or (b) is within the public domain or comes within the public domain without any breach of this Agreement. All notes, memoranda, reports, drawings, blueprints, manuals, computer programs, records, materials, data and other papers of every kind which were in or shall come into Officer's possession at any time during Officer's employment by the Corporation relating to any such confidential and proprietary information shall be the sole and exclusive property of the Corporation. This property shall be surrendered to the Corporation upon termination of the employment period or upon request by the corporation at any other time either before or after such termination, and Officer agrees not to retain any copies, notes or excerpts thereof.

         7. Copyright. Officer agrees that, except as provided in the preceding sentence, any and all writings produced at any time during the term hereof by Officer as a part of the performance of his duties hereunder are and will be the sole property of the Corporation, and that the Corporation will have the exclusive right to copyright such writings in any country.


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         8. Miscellaneous.

                  8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

                  8.2 Entire Agreement; Modifications. Except as otherwise provide this Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to of Officer from the Corporation. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

                  8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered personally or given by telegraph or facsimile transmission or first class mail and shall be deemed to have been duly given when personally delivered or seven days after mailing or one day after facsimile or telegraph transmission to the respective persons named below:

                  If to the Corporation: Patrick L. Anderson
                                         Systems Evolution Incorporated
                                         10707 Corporate Drive
                                         Suite 156
                                         Stafford, Texas 77477

                  If to Officer:         Richard N. Hartmann
                                         13417 Overland Pass
                                         Austin, Texas 78738


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                  Any party may change its address for notices by notice duly pursuant to this Section 8.3.

                  8.4 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

                  8.5 Governing Law; Consent to Jurisdiction. Agreement shall be governed by and construed in accordance with the laws of the state of Texas. Officer and Corporation each agree that service upon them in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 8.3.

                  8.6 Injunctive Relief. The parties acknowledge and agree that the extent of damages to the Corporation in the event of a breach of Sections 5, 6 or 7 of this Agreement would be difficult or impossible to ascertain and that there is and will be available to the Corporation no adequate remedy at law in the event of any such breach. Accordingly, Officer agrees that, in the event of such breach, the Corporation shall be entitled to enforce such sections by injunctive or other equitable relief in addition to any other relief to which the corporation may be entitled.

                  8.7 Survival; Non-Assignability. The Corporation's obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the corporation. This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Corporation. In the event any such merger, consolidation, or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving or resulting corporation or person. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that, except as herein expressly provided, this Agreement shall not be assignable either by the Corporation (except to an affiliate of the Corporation) or by Officer.


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                  8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

                  8.9 Severability. If any portion of this Agreement is determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

                  8.10 Attorneys. In the event legal action is brought to interpret or enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys fees and related costs.

         WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.


------------------------



By: /s/ Robert C. Rhodes, II
    __________________, President



OFFICER:


/s/ Richard N. Hartmann
--------------------------